Exhibit 99.1

MasterCard Announces Organizational Changes

Moves Further Align and Make More Efficient its Global Customer-Focused Strategy

Purchase, NY, January 6, 2009 – MasterCard today announced organizational changes designed to better align its global customer-focused strategy with customers’ expectations in the new economic and marketplace environment, as well as ensure that it continues to innovate and deliver products and services that better position it for success now and in the future.

Effective immediately, the company will combine global customer accounts with the regions where they are headquartered, and integrate all products and solutions activities in each region to focus delivery on regional objectives.

In further aligning with its global customers’ operating model, the global accounts will be managed by the hosting region with dedicated account resources around the world.

In the U.S., the company has established an expanded business unit that encompasses its U.S.-based global accounts along with its U.S. Region. This newly defined business unit, U.S. Markets, will be led by Chris McWilton, President, U.S. Markets. McWilton, 50, was previously President, Global Accounts.

Walt Macnee, 54, now President, International Markets, and previously President, Global Markets, will continue to manage all markets outside the United States working closely with the regional Presidents, who will continue to report to him. They are: Richard Hartzell, Latin America and the Caribbean; Javier Perez, Europe; Andre Sekulic, Asia Pacific/Middle East/Africa; and, Kevin Stanton, Canada.

Recognizing the importance of the “franchisor” component of its business model and the need for a strategic and customer-aligned approach to issues facing the franchise, the company has tapped Wendy Murdock, 56, to lead both Payment System Integrity and Franchise Development, reporting to Noah Hanft, 56, General Counsel and Chief Payment System Integrity & Compliance Officer. In her new role as Chief Franchise Officer, Ms. Murdock will be responsible for ensuring that these key functions are managed in a coordinated and strategic fashion. Previously, she was Chief Product Officer.

Under the continuing leadership of Gary Flood, 50, President, Global Products & Solutions, the company will provide greater alignment between product development and international and U.S. markets. Products & Solutions Regional Lead roles will be established to share regional objectives and help drive go-to-market disciplines, integrated solutions, resource

MasterCard Worldwide – Page 2

MasterCard Announces Organizational Changes

optimization, best-practice sharing, and to elevate the innovation agenda locally around the world. To help achieve these objectives, Global Product will comprise two new teams:

Core Products, led by Tim Murphy, 41, will drive Consumer, Commercial, Debit, Integrated Processing Solutions (IPS), Prepaid and PayPass products. Mr. Murphy was previously President of the U.S. Region.

Innovative Platforms, led by Joshua Peirez, 37, will include e-Commerce, Mobile, Chip and the recently acquired Orbiscom platform, among others. Mr. Peirez was previously Chief Payment System Integrity Officer.

Worldwide Marketing & Communications and MasterCard Advisors will continue to report to Mr. Flood.

“The changes we are making will provide a better global customer experience, ensure that we deliver in a more efficient and cost-effective manner, and further clarify internal roles,” said MasterCard President and CEO Robert W. Selander.

About MasterCard Worldwide

MasterCard Worldwide advances global commerce by providing a critical economic link among financial institutions, businesses, cardholders and merchants worldwide. As a franchisor, processor and advisor, MasterCard develops and markets payment solutions, processes over 18 billion transactions each year, and provides industry-leading analysis and consulting services to financial-institution customers and merchants. Through its family of brands, including MasterCard®, Maestro® and Cirrus®, MasterCard serves consumers and businesses in more than 210 countries and territories. For more information visit www.mastercard.com.

Contacts:

Media Relations:	Harvey Greisman, MasterCard, 914-249-5536, harvey_greisman@mastercard.com Chris Monteiro, MasterCard, 914-249-5826, chris_monteiro@mastercard.com

Investor Relations:	Barbara Gasper, MasterCard, 914-249-4565, investor_relations@mastercard.com

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